Exhibit 99.1

TREE.COM REPORTS SECOND QUARTER 2011 RESULTS

CHARLOTTE, N.C., August 12, 2011 — Tree.com, Inc. (NASDAQ: TREE) today announced for the quarter ended June 30, 2011, net loss from continuing operations of $8.5 million, which improved $13 million from the prior quarter and declined $1.6 million from second quarter 2010.  Second quarter 2011 Adjusted EBITDA was a loss of $5.9 million.  Adjusted EBITDA improved $3.0 million from the prior quarter and declined $2.3 million from second quarter 2010.  Second quarter 2011 revenue from continuing operations was $17.2 million, up from $14.1 million in the first quarter 2011 and $15.1 million in the second quarter 2010.  The LendingTree Loans business is treated as discontinued operations for all periods reported as a result of the pending transaction to sell the operating assets of such business to Discover Bank.

Tree.com reported a net loss of $17.8 million, or $1.62 per share, compared to the $39.5 million net loss, or $3.63 per share, in the first quarter 2011.  This is a decline from the $0.8 million net loss, or $0.07 per share, in the second quarter 2010.   The net loss from continuing operations in second quarter 2011 of $8.5 million represents $0.77 per share.  This compares to a loss for continuing operations of $21.5 million in first quarter 2011, or $1.98 per share, and a loss of $6.9 million in second quarter 2010, or $0.61 per share.

Doug Lebda, Chairman and CEO of Tree.com stated, “We made a number of strategic decisions in the second quarter that affected our bottom line.  In Q2, we took certain actions to bring the business to a more profitable and scalable position.  Clearly the company is in transition as we continue to work toward the completion of the sale of the operating assets of Home Loan Center to Discover Bank.  In preparation, we closed some of the Home Loan Center branches which allowed us to concentrate that business on its most profitable core teams and locations.  On the remaining Exchanges business, we continue to transition the team to a lean pure-play lead generation company which can leverage our powerful brand.  We reduced our corporate staff by 20% in the quarter, and we are now concentrating our marketing efforts on three primary verticals - Mortgage, Education and Home Services.”

Tree.com SVP of Financial Planning & Analysis Tamara Kotronis added, “Overall we are pleased that our continuing operations delivered both top line and bottom line improvements over the prior quarter.  Over the course of the second quarter, mortgage interest rates dropped forty basis points, and as a result more consumers entered the refinance marketplace.  While we naturally benefitted from the lift in the overall market, we also gained share by growing at a rate greater than the market.  In addition, we improved marketing efficiency and selling and marketing expense declined as a percentage of revenue compared to the prior quarter.”

Average 30-Year Fixed Mortgage Rate Recent Trends

Source: Freddie Mac: Primary Mortgage Market Survey

Freddie Mac’s Primary Mortgage Market Survey consists of the average of 125 lenders’ rates who contributed rates to Freddie Mac. The rates are based on 30-year fixed rate mortgage with 20% down and 80% finance over the life of the loan.

Information Regarding Segment Reporting

On May 12, 2011, Tree.com, Inc, entered into an asset purchase agreement with Discover Bank, a wholly owned subsidiary of Discover Financial Services, which provides for the sale of substantially all of the operating assets of the LendingTree Loans business to Discover Bank.  The transaction is expected to close by the end of 2011.  The Company has evaluated the facts and circumstances of the pending transaction, and has concluded that the LendingTree Loans business should be reflected as discontinued operations for all periods presented.

In connection with exiting the RealEstate.com, REALTORS® business in the first quarter 2011 and the pending sale of the assets of the LendingTree Loans business, Tree.com has re-evaluated its reporting segments based on its continuing operations.  In prior periods, the segments “LendingTree Loans” and “Exchanges” were presented.  The Company has determined for the second quarter 2011 that its continuing operations are now one reportable segment, which represents the previous Exchanges segment.  Prior periods have been recast to conform to this presentation.

Tree.com Summary Financial Results

$s in millions (except per share amounts)

			Q/Q		Y/Y
	Q2 2011	Q1 2011	% Change	Q2 2010	% Change
Revenue
Match Fees	$16.0	$12.6	27%	$11.7	37%
Closed Loan Fees	$0.8	$1.0	(23)%	$2.5	(69)%
Other	$0.4	$0.5	(17)%	$0.9	(53)%
Total Revenue	$17.2	$14.1	22%	$15.1	14%

Adjusted EBITDA *	$(5.9)	$(9.0)	34%	$(3.6)	(63)%
EBITDA *	$(6.9)	$(19.7)	65%	$(4.6)	(49)%

Net Loss from Continuing Ops	$(8.5)	$(21.5)	61%	$(6.9)	(23)%
Net Income/(Loss) from Discontinued Ops	$(9.3)	$(18.0)	48%	$6.1	NM
Net Loss	$(17.8)	$(39.5)	55%	$(0.8)	(2132)%

Net Loss Per Share	$(1.62)	$(3.63)	55%	$(0.07)	(2214)%
Diluted Net Loss Per Share	$(1.62)	$(3.63)	55%	$(0.07)	(2214)%

From Continuing Operations:
Net Loss Per Share	$(0.77)	$(1.98)	61%	$(0.61)	(26)%
Diluted Net Loss Per Share	$(0.77)	$(1.98)	61%	$(0.61)	(26)%

Metric for Continuing Ops:
Matched requests (000s)	351.6	318.9	10%	318.0	11%

NM = Not Meaningful

* EBITDA and Adjusted EBITDA are Non-GAAP measures.  Please see “Tree.com’s Reconciliation of Non-GAAP Measures to GAAP” and “Tree.com’s Principles of Financial Reporting” below for more information on Adjusted EBITDA

Information Regarding Q2 Results

•                  Second quarter 2011 revenue from continuing operations was up $3.1 million, or 22%, quarter-over-quarter.  Transmitted mortgage requests increased 39% over first quarter 2011, due in part to increased consumer demand in the market and in part to greater consumer demand for Tree.com’s exchange.  This growth in transmitted requests was partially offset by lower average match fees paid by mortgage lenders, also the result of the greater supply of transmitting mortgage consumers.  Combined mortgage and non-mortgage transmitted requests were up 10% quarter-over-quarter.

•                  Revenue from continuing operations was up $2.1 million, or 14%, from prior year.  This year-over-year increase in total revenue is due to a 29% increase in transmitted mortgage loan requests compared to the second quarter 2010.  Partially offsetting the higher match fee revenue versus second quarter 2010 is lower closed loan revenue, which was down $1.7 million.  This is related to the Company’s pricing actions in second half 2010 that intentionally shifted the emphasis away from close loan fees.  Combined mortgage and non-mortgage transmitted requests were up 11% year-over-year.  Additionally, non-mortgage consumer services such as Education and Home Services accounted for approximately 45% of the company’s total matched consumer requests.

•                  Second quarter 2011 Adjusted EBITDA from continuing operations improved $3.0 million from the first quarter 2011, with the results driven by the higher revenue.

•                  Second quarter 2011 Adjusted EBITDA from continuing operations declined $2.3 million compared to second quarter 2010, despite the higher revenue year-over-year.  This was due primarily to higher selling and marketing expense compared to the prior year quarter, when there was an abundance of lead volume already in the pipeline.

•                  Second quarter 2011 net loss of $17.8 million includes $9.3 million of net loss from discontinued operations. The discontinued operations is largely comprised of the LendingTree Loans business, and also includes the previously discontinued Realestate.com REALTORS® company-owned brokerage.  The net loss for second quarter 2011 includes $4.3 million of restructuring expense, $3.9 million of which is related to the closure of LendingTree Loans mortgage branches.  The remaining $0.4 million restructuring in continuing operations is severance costs for headcount reductions, primarily in corporate headquarters departments.

Liquidity and Capital Resources

As of June 30, 2011, Tree.com had $34.3 million in unrestricted cash and cash equivalents, compared to $53.5 million as of March 31, 2011.  During the second quarter 2011, Tree.com did not purchase any shares under its previously announced $10 million share repurchase program.  The program began in February 2010 and has approximately $4.3 million of share repurchase authorization remaining.

As of June 30, 2011, LendingTree Loans had two committed lines of credit totaling $150 million of borrowing capacity, plus an additional $25 million of uncommitted capacity.  The $50 million committed line of credit, which also includes the additional $25 million uncommitted line, was scheduled to expire June 29, 2011, but the Company extended this line with a new expiration date of September 1, 2011.  The second line of credit in the amount of $100 million is scheduled to expire October 28, 2011.  Borrowings under these lines of credit are used to fund, and are secured by, consumer residential loans that are held for sale. Loans under these lines of credit are repaid from proceeds from the sales of loans held for sale by LendingTree Loans. The loans held for sale and warehouse lines of credit balances as of June 30, 2011, were $127.0 million and $114.3 million, respectively.

Conference Call

Tree.com will audio cast its conference call with investors and analysts discussing Tree.com’s second quarter financial results and certain other matters described herein on Friday, August 12, 2011 at 11:00 a.m. Eastern Time (ET).  The live audio cast is open to the public at http://investor-relations.tree.com/.

Conference call
Dial in #:  888-378-4361

719-457-1506 outside the United States/Canada

To listen to a replay of the call
Toll free #: 888-203-1112

719-457-0820 from outside the United States/Canada
Replay Passcode: 4679507

Replay will be available beginning at 2:00 p.m. Eastern Time on Friday, August 12 until 11:59 p.m. on Friday, September 2, 2011.

QUARTERLY FINANCIALS

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
	(In thousands, except
	per share amounts)

Revenue	$17,215	$15,116	$31,339	$34,102
Cost of revenue (exclusive of depreciation shown separately below)	1,522	1,118	2,871	2,592
Gross margin	15,693	13,998	28,468	31,510
Operating expenses
Selling and marketing expense	15,423	11,497	31,054	26,160
General and administrative expense	5,606	6,328	11,563	12,911
Product development	861	717	2,150	1,827
Litigation settlements and contingencies	25	—	4,525	—
Restructuring expense	398	68	491	2,671
Amortization of intangibles	267	943	574	1,886
Depreciation	1,225	892	2,404	1,777
Asset impairments	250	—	5,257	—
Total operating expenses	24,055	20,445	58,018	47,232
Operating loss	(8,362)	(6,447)	(29,550)	(15,722)
Other income (expense)
Interest income	—	—	—	7
Interest expense	(76)	(166)	(155)	(333)
Total other expense, net	(76)	(166)	(155)	(326)
Loss before income taxes	(8,438)	(6,613)	(29,705)	(16,048)
Income tax provision	(37)	(265)	(302)	(808)
Net loss from continuing operations	(8,475)	(6,878)	(30,007)	(16,856)
Income (loss) from discontinued operations, net of tax	(9,343)	6,079	(27,306)	9,911
Net loss available to common shareholders	$(17,818)	$(799)	$(57,313)	$(6,945)

Weighted average common shares outstanding	11,014	11,240	10,948	11,039
Weighted average diluted shares outstanding	11,014	11,240	10,948	11,039
Net loss per share from continuing operations
Basic	$(0.77)	$(0.61)	$(2.74)	$(1.53)
Diluted	$(0.77)	$(0.61)	$(2.74)	$(1.53)
Net loss per share available to common shareholders
Basic	$(1.62)	$(0.07)	$(5.23)	$(0.63)
Diluted	$(1.62)	$(0.07)	$(5.23)	$(0.63)

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2011	2010
	(unaudited)
	(In thousands, except
	par value and share amounts)
ASSETS:
Cash and cash equivalents	$34,276	$68,819
Restricted cash and cash equivalents	10,321	8,155
Accounts receivable, net of allowance of $146 and $213, respectively	6,989	3,534
Prepaid and other current assets	937	1,159
Current assets of discontinued operations	140,177	130,615
Total current assets	192,700	212,282
Property and equipment, net	9,340	8,505
Goodwill	3,632	3,632
Intangible assets, net	40,496	45,419
Other non-current assets	116	116
Non-current assets of discontinued operations	10,759	12,848
Total assets	$257,043	$282,802
LIABILITIES:
Accounts payable, trade	$15,951	$6,485
Deferred revenue	81	1,540
Deferred income taxes	2,358	2,358
Accrued expenses and other current liabilities	22,125	22,912
Current liabilities of discontinued operations	135,049	118,038
Total current liabilities	175,564	151,333
Income taxes payable	101	96
Other long-term liabilities	3,363	3,168
Deferred income taxes	14,241	13,962
Non-current liabilities of discontinued operations	18,073	12,422
Total liabilities	211,342	180,981
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Preferred stock $.01 par value; authorized 5,000,000 shares; none issued or outstanding	—	—
Common stock $.01 par value; authorized 50,000,000 shares; issued 12,151,330 and 11,893,468 shares, respectively, and outstanding 11,028,069 and 10,770,207 shares, respectively	121	118
Additional paid-in capital	910,027	908,837
Accumulated deficit	(855,915)	(798,602)
Treasury stock 1,123,261 shares	(8,532)	(8,532)
Total shareholders’ equity	45,701	101,821
Total liabilities and shareholders’ equity	$257,043	$282,802

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 30,
	2011	2010
	(In thousands)
Cash flows from operating activities attributable to continuing operations:
Net loss	$(57,313)	$(6,945)
Less income (loss) from discontinued operations, net of tax	27,306	(9,911)
Net loss from continuing operations	(30,007)	(16,856)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities attributable to continuing operations:
Loss on disposal of fixed assets	111	9
Amortization of intangibles	574	1,886
Depreciation	2,404	1,777
Intangible impairment	4,350	—
Property and equipment impairment	907	—
Non-cash compensation expense	1,870	1,857
Non-cash restructuring expense	—	93
Deferred income taxes	278	658
Bad debt expense	—	92
Changes in current assets and liabilities:
Accounts receivable	(3,455)	959
Prepaid and other current assets	222	(28)
Accounts payable and other current liabilities	8,711	(15,575)
Income taxes payable	(28)	84
Deferred revenue	(1,475)	(134)
Other, net	209	2,897
Net cash used in operating activities attributable to continuing operations	(15,329)	(22,281)
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(4,257)	(3,010)
Other, net	(1,466)	2,187
Net cash used in investing activities attributable to continuing operations	(5,723)	(823)
Cash flows from financing activities attributable to continuing operations:
Issuance of common stock, net of withholding taxes	(901)	(381)
Purchase of treasury stock	—	(3,431)
Change in restricted cash	(700)	150
Net cash used in financing activities attributable to continuing operations	(1,601)	(3,662)
Total cash used in continuing operations	(22,653)	(26,766)
Net cash used in operating activities attributable to discontinued operations	(16,337)	(8,479)
Net cash used in investing activities attributable to discontinued operations	(9,185)	(557)
Net cash provided by financing activities attributable to discontinued operations	13,632	12,586
Total cash provided by (used) in discontinued operations	(11,890)	3,550
Net decrease in cash and cash equivalents	(34,543)	(23,216)
Cash and cash equivalents at beginning of period	68,819	86,093
Cash and cash equivalents at end of period	$34,276	$62,877

TREE.COM’S RECONCILIATION OF NON-GAAP MEASURES TO GAAP ($ in thousands):

EBITDA and Adjusted EBITDA are Non-GAAP measures. Below is a reconciliation of operating loss to EBITDA and Adjusted EBITDA, and operating loss to net loss. See “Tree.com’s Principles of Financial Reporting” for further discussion of the Company’s use of these Non-GAAP measures.

	Three Months Ended
	June 30,	March 31,	June, 30,
	2011	2011	2010
	(Dollars in thousands)
Operating loss	$(8,362)	$(21,188)	$(6,447)
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	267	307	943
Depreciation	1,225	1,179	892
EBITDA from continuing operations	(6,870)	(19,702)	(4,612)
Restructuring expense	398	93	68
Asset impairments	250	5,007	—
Loss on disposal of assets	111	—	5
Non-cash compensation	788	1,148	893
Litigation settlements and contingencies	25	4,500	—
Post acquisition adjustments	(652)	—	—
Adjusted EBITDA from continuing operations	$(5,950)	$(8,954)	$(3,646)

Reconciliation to net loss:
Operating loss per above	$(8,362)	$(21,188)	$(6,447)
Other expense, net	(76)	(79)	(166)
Loss before income taxes	(8,438)	(21,267)	(6,613)
Income tax provision	(37)	(265)	(265)
Net loss from continuing operations	(8,475)	(21,532)	(6,878)
Income (loss) from discontinued operations, net of tax	(9,343)	(17,963)	6,079
Net loss	$(17,818)	$(39,495)	$(799)

About Tree.com, Inc.

Tree.com, Inc. (NASDAQ: TREE) is the parent of several brands and businesses that provide information, tools, advice, products and services for critical transactions in our customers’ lives.  Our family of brands includes: LendingTree.com®, GetSmart.com®, RealEstate.com®, DegreeTree.comSM, HealthTree.comSM, LendingTreeAutos.com, DoneRight.com®, and InsuranceTree.comSM.  Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, real estate and other services from multiple businesses and professionals that will compete for their business.

Tree.com, Inc. is the parent company of wholly owned operating subsidiaries:  LendingTree, LLC and Home Loan Center, Inc.

Tree.com, Inc. is headquartered in Charlotte, N.C. and maintains operations solely in the United States. For more information, please visit www.tree.com.

TREE.COM’S PRINCIPLES OF FINANCIAL REPORTING

Tree.com reports Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), and adjusted for certain items discussed below (“Adjusted EBITDA”), as supplemental measures to GAAP. These measures are two of the primary metrics by which Tree.com evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. Tree.com believes that investors should have access to the same set of tools that it uses in analyzing its results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Tree.com provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure discussed below.

Definition of Tree.com’s Non-GAAP Measures

EBITDA is defined as operating income or loss (which excludes interest expense and taxes) excluding amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash intangible asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring expenses, (5) litigation settlements and contingencies, (6) pro forma adjustments for significant acquisitions or dispositions, and (7) one-time items. Adjusted EBITDA has certain limitations in that it does not take into account the impact to Tree.com’s statement of operations of certain expenses, including depreciation, non-cash compensation and acquisition related accounting. Tree.com endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

Pro Forma Results

Tree.com will include Adjusted EBITDA pro forma adjustments for significant acquisitions and dispositions only if it views a particular transaction as significant in size or transformational in nature. For the periods presented in this report, there are no pro forma adjustments for significant acquisitions or dispositions included in EBITDA and Adjusted EBITDA.

One-Time Items

Adjusted EBITDA is adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items.

Non-Cash Expenses That Are Excluded From Tree.com’s Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock units and stock options. These expenses are not paid in cash, and Tree.com will include the related shares in its calculations of fully diluted shares outstanding. Upon vesting of restricted stock units and the exercise of certain stock options, the awards will be settled, at Tree.com’s discretion, on a net basis, with Tree.com remitting the required tax withholding amount from its current funds.

Amortization and impairment of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives.

Other

REALTORS®—a registered collective membership mark that identifies a real estate professional who is a member of the National Association of REALTORS® and subscribes to its strict Code of Ethics.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995.  Those statements include statements regarding the intent, belief or current expectations or anticipations of Tree.com and members of our management team.  Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include uncertainties surrounding the potential sale transaction related to the assets of our LendingTree Loans business, including: the uncertainty as to the timing of the closing, whether stockholders will approve the sale transaction, the possibility that competing offers for the assets will be made, the possibility that various closing conditions for the transaction may not be satisfied or waived, and the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers and other business partners.  These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2010, our Quarterly Report on Form 10-Q for the period ended March 31, 2011, and in our other filings with the Securities and Exchange Commission.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Contacts:

Investor Relations

877-640-4856

tree.com-investor.relations@tree.com